Exhibit T3A.5

NEW ARTICLES OF ASSOCIATION

of

UTAC HOLDINGS LTD.

(Adopted by Special Resolution

passed on 14 June 2011)

ALLEN & GLEDHILL LLP

One Marina Boulevard #28-00

Singapore 018989

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BORROWING POWERS	34

GENERAL POWERS OF DIRECTORS	34

SECRETARY	35

THE SEAL	35

AUTHENTICATION OF DOCUMENTS	36

RESERVES	37

DIVIDENDS	37

BONUS ISSUES AND CAPITALISATION OF PROFITS AND RESERVES	43

ACCOUNTS	44

AUDITORS	45

NOTICES	45

WINDING UP	47

INDEMNITY	48

SECRECY	48

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THE COMPANIES ACT, CHAPTER 50

This is the printed document containing the new Articles of Association adopted at the Extraordinary General Meeting held on 14 June 2011 and for the purpose of identification subscribed by me.

Lee Joon Chung Group President and Chief Executive Officer and Director

PUBLIC COMPANY LIMITED BY SHARES
NEW ARTICLES OF ASSOCIATION
of
UTAC HOLDINGS LTD. (Adopted by Special Resolution passed on 14 June 2011)

PRELIMINARY

1. The regulations in Table A in the Fourth Schedule to the Companies Act, Table “A” not Chapter 50 (as amended) shall not apply to the Company.	Table “A” not to apply

2. In these Articles (if not inconsistent with the subject or context) the words interpretation and expressions set out in the first column below shall bear the meanings set opposite to them respectively.	Interpretation

“Act”	The Companies Act, Chapter 50.

“in writing”	Written or produced by any substitute for writing or partly one and partly another.

“Market Day”	A day on which the Singapore Exchange Securities Trading Limited is open for trading in securities.

“month’’	Calendar month.

“Office”	The registered office of the Company for the time being.

“paid”	Paid or credited as paid.

“Seal”	The Common Seal of the Company.

“Statutes”	The Act and every other act for the time being in force concerning companies and affecting the Company.

“these Articles”	These Articles of Association as from time to time altered.

“Year”	Calendar year.

The expressions “Depositor”, “Depository”, “Depository Agent”, “Depository Register” and “treasury shares” shall have the meanings ascribed to them respectively in the Act.

References in these Articles to “holders” of shares or a class of shares shall:

(a)	exclude the Depository or its nominee (as the case may be) except where otherwise expressly provided in these Articles or where the term “registered holders” or “registered holder” is used in these Articles;

(b)	where the context so requires, be deemed to include references to Depositors whose names are entered in the Depository Register in respect of those shares; and

(c)	except where otherwise expressly provided in these Articles, exclude the Company in relation to shares held by it as treasury shares,

and “holding” and “held” shall be construed accordingly.

References in these Articles to “member” shall, where the Act requires, exclude the Company where it is a member by reason of its holding of its shares as treasury shares.

The expression “Secretary” shall include any person appointed by the Directors to perform any of the duties of the Secretary and where two or more persons are appointed to act as Joint Secretaries shall include any one of those persons.

All such of the provisions of these Articles as are applicable to paid-up shares shall apply to stock, and the words “share” and “shareholder” shall be construed accordingly.

Words denoting the singular shall include the plural and vice versa. Words denoting the masculine shall include the feminine. Words denoting persons shall include corporations.

Any reference in these Articles to any enactment is a reference to that enactment as for the time being amended or re-enacted.

Subject as aforesaid any words or expression defined in the Act shall (if not inconsistent with the subject or context) bear the same meanings in these Articles.

A Special Resolution shall be effective for any purpose for which an Ordinary Resolution is expressed to be required under any provision of these Articles.

The headnotes and marginal notes are inserted for convenience only and shall not affect the construction of these Articles.

ISSUE OF SHARES

3. Subject to the Statutes and these Articles, no shares may be issued by the Directors without the prior approval of the Company in General Meeting but subject thereto and to Article 8, and to any special rights attached to any shares for the time being issued, the Directors may allot and issue shares or grant options over or otherwise dispose of the same to such persons on such terms and conditions and for such consideration and at such time and subject or not to the payment of any part of the amount thereof in cash as the Directors may think fit, and any shares may be issued with such preferential, deferred, qualified or special rights, privileges or conditions as the Directors may think fit, and preference shares may be issued which are or at the option of the Company are liable to be redeemed, the terms and manner of redemption being determined by the Directors, Provided always that:	Issue of Shares

(a)	(subject to any direction to the contrary that may be given by the Company in General Meeting) any issue of shares for cash to members holding shares of any class shall be offered to such members in proportion as nearly as may be to the number of shares of such class then held by them and the provisions of the second sentence of Article 8(A) with such adaptations as are necessary shall apply; and

(b)	any other issue of shares, the aggregate of which would exceed the limits referred to in Article 8(B), shall be subject to the approval of the Company in General Meeting.

4. (A) Preference shares may be issued subject to such limitation thereof as may be prescribed by any Stock Exchange upon which shares in the Company may be listed. Preference shareholders shall have the same rights as ordinary shareholders as regards receiving of notices, reports and balance sheets and attending General Meetings of the Company, and preference shareholders shall also have the right to vote at any meeting convened for the purpose of reducing the capital or winding-up or sanctioning a sale of the undertaking of the Company or where the proposal to be submitted to the meeting directly affects their rights and privileges or when the dividend on the preference shares is more than six months in arrear.	Preference shares Appendix 2.2 Paragraph 1(a), (b) and (d)

(B) The Company has power to issue further preference capital ranking equally with, or in priority to, preference shares already issued.	Issue of further preference capital Appendix 2.2 Paragraph 1(c)

TREASURY SHARES

5. The Company shall not exercise any right in respect of treasury shares other than as provided by the Act. Subject thereto, the Company may hold or deal with its treasury shares in the manner authorised by, or prescribed pursuant to, the Act.	Treasury Shares

VARIATION OF RIGHTS

6. Whenever the share capital of the Company is divided into different classes of shares, subject to the provisions of the Statutes, preference capital, other than redeemable preference capital, may be repaid and the special rights attached to any class may be varied or abrogated either with the consent in writing of the holders of three-quarters of the issued shares of the class or with the sanction of a Special Resolution passed at a separate General Meeting of the holders of the shares of the class (but not otherwise) and may be so repaid, varied or abrogated either whilst the Company is a going concern or during or in contemplation of a winding-up. To every such separate General Meeting all the provisions of these Articles relating to General Meetings of the Company and to the proceedings thereat shall mutatis mutandis apply, except that the necessary quorum shall be two persons at least holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll and that every such holder shall on a poll have one vote for every share of the class held by him, Provided always that where the necessary majority for such a Special Resolution is not obtained at such General Meeting, consent in writing if obtained from the holders of three-quarters of the issued shares of the class concerned within two months of such General Meeting shall be as valid and effectual as a Special Resolution carried at such General Meeting. The foregoing	Variation of rights Appendix 2.2 Paragraph 5

provisions of this Article shall apply to the variation or abrogation of the special rights attached to some only of the shares of any class as if each group of shares of the class differently treated formed a separate class the special rights whereof are to be varied.

7. The special rights attached to any class of shares having preferential rights shall not unless otherwise expressly provided by the terms of issue thereof be deemed to be varied by the issue of further shares ranking as regards participation in the profits or assets of the Company in some or all respects pari passu therewith but in no respect in priority thereto.	Creation or issue of further shares ranking pari passu

ALTERATION OF SHARE CAPITAL

8. (A) Subject to any direction to the contrary that may be given by the Company in General Meeting or except as permitted under the listing rules of the Singapore Exchange Securities Trading Limited, all new shares shall, before issue, be offered to such persons who as at the date of the offer are entitled to receive notices from the Company of General Meetings in proportion, as far as the circumstances admit, to the number of the existing shares to which they are entitled. The offer shall be made by notice specifying the number of shares offered, and limiting a time within which the offer, if not accepted, will be deemed to be declined, and, after the expiration of that time, or on the receipt of an intimation from the person to whom the offer is made that he declines to accept the shares offered, the Directors may dispose of those shares in such manner as they think most beneficial to the Company. The Directors may likewise so dispose of any new shares which (by reason of the ratio which the new shares bear to shares held by persons entitled to an offer of new shares) cannot, in the opinion of the Directors, be conveniently offered under this Article 8(A).	Offer of new shares to members Appendix 2.2 Paragraph 1(f)

(B)    Notwithstanding Article 8(A), the Company may by Ordinary Resolution in General Meeting give to the Directors a general authority, either unconditionally or subject to such conditions as may be specified in the Ordinary Resolution, to:

General authority

(a)	(i)	issue shares in the capital of the Company (“shares”) whether by way of rights, bonus or otherwise; and/or

	(ii)	make or grant offers, agreements or options (collectively, “Instruments”) that might or would require shares to be issued, including but not limited to the creation and issue of (as well as adjustments to) warrants, debentures or other instruments convertible into shares; and

(b)	(notwithstanding the authority conferred by the Ordinary Resolution may have ceased to be in force) issue shares in pursuance of any Instrument made or granted by the Directors while the Ordinary Resolution was in force, provided that-

(1)	the aggregate number of shares to be issued pursuant to the Ordinary Resolution (including shares to be issued in pursuance of Instruments made or granted pursuant to the Ordinary Resolution) shall be subject to such limits and manner of calculation as may be prescribed by the Singapore Exchange Securities Trading Limited;

(2)	in exercising the authority conferred by the Ordinary Resolution, the Company shall comply with the provisions of the Listing Manual of the Singapore Exchange Securities Trading Limited for the time being in force (unless such compliance is waived by the Singapore Exchange Securities Trading Limited) and these Articles; and

(3)	(unless revoked or varied by the Company in General Meeting) the authority conferred by the Ordinary Resolution shall not continue in force beyond the conclusion of the Annual General Meeting of the Company next following the passing of the Ordinary Resolution, or the date by which such Annual General Meeting of the Company is required by law to be held, or the expiration of such other period as may be prescribed by the Statutes (whichever is the earliest).

(C) Except so far as otherwise provided by the conditions of issue or by these Articles, all new shares shall be subject to the provisions of the Statutes and of these Articles with reference to allotment, payment of calls, lien, transfer, transmission, forfeiture and otherwise.	New shares subject to statutes and these Articles

9. The Company may by Ordinary Resolution: (a) consolidate and divide all or any of its shares;	Power to consolidate, subdivide and convert shares

(b)	sub-divide its shares, or any of them (subject, nevertheless, to the provisions of the Statutes), and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may, as compared with the others, have any such preferred, deferred or other special rights, or be subject to any such restrictions, as the Company has power to attach to new shares; and

(c)	subject to the provisions of the Statutes, convert any class of shares into any other class of shares.

10. (A) The Company may reduce its share capital or any undistributable reserve in any manner and with and subject to any incident authorised and consent required by law. Without prejudice to the generality of the foregoing, upon cancellation of any share purchased or otherwise acquired by the Company pursuant to these Articles, the number of issued shares of the Company shall be diminished by the number of the shares so cancelled, and, where any such cancelled share was purchased or acquired out of the capital of the Company, the amount of share capital of the Company shall be reduced accordingly.	Power to reduce capital

(B)    The Company may, subject to and in accordance with the Act, purchase or otherwise acquire its issued shares on such terms and in such manner as the Company may from time to time think fit. If required by the Act, any share which is so purchased or acquired by the Company shall, unless held in treasury in accordance with the Act, be deemed to be cancelled immediately on purchase or acquisition by the Company. On the cancellation of any share as aforesaid, the rights and privileges attached to that share shall expire. In any other instance, the Company may hold or deal with any such share which is so purchased or acquired by it in such manner as may be permitted by, and in accordance with, the Act.

Share repurchase

SHARES

11. Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or compelled in any way to recognise any equitable, contingent, future or partial interest in any share, or any interest in any fractional part of a share, or (except only as by these Articles or by law otherwise provided) any other right in respect of any share, except an absolute right to the entirety thereof in the person (other than the Depository or its nominee (as the case may be)) entered in the Register of Members as the registered holder thereof or (as the case may be) the person whose name is entered in the Depository Register in respect of that share.	Absolute owner of shares

12. Without prejudice to any special rights previously conferred on the holders of any shares or class of shares for the time being issued, any share in the Company may be issued with such preferred, deferred or other special rights, or subject to such restrictions, whether as regards dividend, return of capital, voting or otherwise, as the Company may from time to time by Ordinary Resolution determine (or, in the absence of any such determination, as the Directors may determine) and subject to the provisions of the Statutes, the Company may issue preference shares which are, or at the option of the Company are liable, to be redeemed.	Rights and privileges of new shares

13. Subject to the provisions of these Articles and of the Statutes relating to authority, pre-emption rights and otherwise and of any resolution of the Company in General Meeting passed pursuant thereto, all new shares shall be at the disposal of the Directors and they may allot (with or without conferring a right of renunciation), grant options over or otherwise dispose of them to such persons, at such times and on such terms as they think proper.	Power of Directors to issue shares

14. The Company may pay commissions or brokerage on any issue of shares at such rate or amount and in such manner as the Directors may deem fit. Such commissions or brokerage may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in one way and partly in the other.	Power to pay commission and brokerage

15. Subject to the terms and conditions of any application for shares, the Directors shall allot shares applied for within ten Market Days of the closing date (or such other period as may be approved by any Stock Exchange upon which shares in the Company may be listed) of any such application. The Directors may, at any time after the allotment of any share but before any person has been entered in the Register of Members as the holder or (as the case may be) before that share is entered against the name of a Depositor in the Depository Register, recognise a renunciation thereof by the allottee in favour of some other person and may accord to any allottee of a share a right to effect such renunciation upon and subject to such terms and conditions as the Directors may think fit to impose.	Allotment of shares

SHARE CERTIFICATES

16. Every share certificate shall be issued under the Seal and shall specify the number and class of shares to which it relates and the amount paid and amount (if any) unpaid thereon and shall bear the autographic or facsimile signatures of one Director and the Secretary or a second Director or some other person appointed by the Directors. The facsimile signatures may be reproduced by mechanical, electronic or other method approved by the Directors. No certificate shall be issued representing shares of more than one class.	Share certificates

17. (A) The Company shall not be bound to register more than three persons as the registered holders of a share except in the case of executors or administrators (or trustees) of the estate of a deceased member.	Joint holders Appendix 2.2 Paragraph 4(d)

(B)    In the case of a share registered jointly in the names of several persons, the Company shall not be bound to issue more than one certificate therefor and delivery of a certificate to any one of the registered joint holders shall be sufficient delivery to all.

Issue of certificate to joint holders

18. Every person whose name is entered as a member in the Register of Members shall be entitled to receive, within ten Market Days (or such other period as may be approved by any Stock Exchange upon which shares in the Company may be listed) of the closing date of any application for shares or, as the case may be, the date of lodgement of a registrable transfer, one certificate for all his shares of any one class or several certificates in reasonable denominations each for a part of the shares so allotted or transferred. Where such a member transfers part only of the shares comprised in a certificate, the old certificate shall be cancelled and a new certificate or certificates for the balance of such shares issued in lieu thereof and such member shall pay a maximum fee of S$2 for each new certificate or such other fee as the Directors may from time to time determine having regard to any limitation thereof as may be prescribed by any Stock Exchange upon which shares in the Company may be listed.	Entitlement to certificate Appendix 2.2 Paragraph 2

19. (A) Any two or more certificates representing shares of any one class held by any person whose name is entered in the Register of Members may at his request be cancelled and a single new certificate for such shares issued in lieu without charge.	Consolidation of share certificates

(B)    If any person whose name is entered in the Register of Members shall surrender for cancellation a share certificate representing shares held by him and request the Company to issue in lieu two or more share certificates representing such shares in such proportions as he may specify, the Directors may, if they think fit, comply with such request. Such person shall (unless such fee is waived by the Directors) pay a maximum fee of S$2 for each share certificate issued in lieu of a share certificate surrendered for cancellation or such other fee as the Directors may from time to time determine having regard to any limitation thereof as may be prescribed by any Stock Exchange upon which shares in the Company may be listed.

Sub-division of share certificates

(C) In the case of shares registered jointly in the names of several persons any such request may be made by any one of the registered joint holders.	Requests by joint holders

20. Subject to the provisions of the Statutes, if any share certificate shall be defaced, worn out, destroyed, lost or stolen, it may be renewed on such evidence being produced and a letter of indemnity (if required) being given by the shareholder, transferee, person entitled, purchaser, member firm or member company of any Stock Exchange upon which shares in the Company may be listed or on behalf of its or their client or clients as the Directors of the Company shall require, and (in case of defacement or wearing out) on delivery up of the old certificate and in any case on payment of such sum not exceeding S$2 as the Directors may from time to time require. In the case of destruction, loss or theft, a shareholder or person entitled to whom such renewed certificate is given shall also bear the loss and pay to the Company all expenses incidental to the investigations by the Company of the evidence of such destruction or loss.	Replacement share certificates Appendix 2.2 Paragraph 1(g)

CALLS ON SHARES

21. The Directors may from time to time make calls upon the members in respect of any moneys unpaid on their shares but subject always to the terms of issue of such shares. A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and may be made payable by instalments.	Calls on shares

22. Each member shall (subject to receiving at least 14 days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof. A call may be revoked or postponed as the Directors may determine.	Notice of calls

23. If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate (not exceeding ten per cent, per annum) as the Directors may determine but the Directors shall be at liberty in any case or cases to waive payment of such interest wholly or in part.	Interest on unpaid calls

24. Any sum which by the terms of issue of a share becomes payable upon allotment or at any fixed date shall for all the purposes of these Articles be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable. In case of non-payment all the relevant provisions of these Articles as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.	When calls made and payable

25. The Directors may on the issue of shares differentiate between the holders as to the amount of calls to be paid and the times of payment.	Power of Directors to differentiate

26. The Directors may if they think fit receive from any member willing to advance the same, all or any part of the moneys uncalled and unpaid upon the shares held by him and such payment in advance of calls shall extinguish pro tanto the liability upon the shares in respect of which it is made and upon the money so received (until and to the extent that the same would but for such advance become payable) the Company may pay interest at such rate (not exceeding eight per cent, per annum) as the member paying such sum and the Directors may agree. Capital paid on shares in advance of calls shall not, while carrying interest, confer a right to participate in profits.	Payment of calls in advance Appendix 2.2 Paragraph 1(e)

FORFEITURE AND LIEN

27. If a member fails to pay in full any call or instalment of a call on the due date for payment thereof, the Directors may at any time thereafter serve a notice on him requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued thereon and any expenses incurred by the Company by reason of such non-payment.	Notice requiring payment of calls

28. The notice shall name a further day (not being less than 14 days from the date of service of the notice) on or before which and the place where the payment required by the notice is to be made, and shall state that in the event of non-payment in accordance therewith the shares on which the call has been made will be liable to be forfeited.	Notice to state place and time of payment

29. If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls and interest and expenses due in respect thereof has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before forfeiture. The Directors may accept a surrender of any share liable to be forfeited hereunder.	Forfeiture on non-compliance with notice

30. A share so forfeited or surrendered shall become the property of the Company and may be sold, re-allotted or otherwise disposed of either to the person who was before such forfeiture or surrender the holder thereof or entitled thereto or to any other person upon such terms and in such manner as the Directors shall think fit and at any time before a sale, re-allotment or disposition the forfeiture or surrender may be cancelled on such terms as the Directors think fit. The Directors may, if necessary, authorise some person to transfer or effect the transfer of a forfeited or surrendered share to any such other person as aforesaid.	Sale of forfeited shares

31. A member whose shares have been forfeited or surrendered shall cease to be a member in respect of the shares but shall notwithstanding the forfeiture or surrender remain liable to pay to the Company all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of the shares with interest thereon at eight per cent, per annum (or such lower rate as the Directors may determine) from the date of forfeiture or surrender until payment and the Directors may at their absolute discretion enforce payment without any allowance for the value of the shares at that time of forfeiture or surrender or waive payment in whole or in part.	Rights and liabilities of members whose shares have been forfeited

32. The Company shall have a first and paramount lien on every share (not being a fully paid share) and dividends from time to time declared in respect of such shares. Such lien shall be restricted to unpaid calls and instalments upon the specific shares in respect of which such moneys are due and unpaid, and to such amounts as the Company may be called upon by law to pay in respect of the shares of the member or deceased member. The Directors may waive any lien which has arisen and may resolve that any share shall for some limited period be exempt wholly or partially from the provisions of this Article.	Company to have paramount lien Appendix 2.2 Paragraph 3(a)

33. The Company may sell in such manner as the Directors think fit any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of 14 days after a notice in writing stating and demanding payment of the sum presently payable and giving notice of intention to sell in default shall have been given to the holder for the time being of the share or the person entitled thereto by reason of his death or bankruptcy.	Sale of shares subject to lien

34. The net proceeds of such sale after payment of the costs of such sale shall be applied in or towards payment or satisfaction of the debts or liabilities and any residue shall be paid to the person entitled to the shares at the time of the sale or to his executors, administrators or assigns, or as he may direct. For the purpose of giving effect to any such sale the Directors may authorise some person to transfer or effect the transfer of the shares sold to the purchaser.	Application of sale proceeds Appendix 2.2 Paragraph 3(b)

35. A statutory declaration in writing that the declarant is a Director or the Secretary of the Company and that a share has been duly forfeited or surrendered or sold to satisfy a lien of the Company on a date stated in the declaration shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. Such declaration and the receipt of the Company for the consideration (if any) given for the share on the sale, re-allotment or disposal thereof together (where the same be required) with the share certificate delivered to a purchaser (or where the purchaser is a Depositor, to the Depository or its nominee (as the case may be)) or allottee thereof shall (subject to the execution of a transfer if the	Title to forfeited or surrendered shares

same be required) constitute good title to the share and the share shall be registered in the name of the person to whom the share is sold, re-allotted or disposed of or, where such person is a Depositor, the Company shall procure that his name be entered in the Depository Register in respect of the share so sold, re-allotted or disposed of. Such person shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the forfeiture, surrender, sale, re-allotment or disposal of the share.

TRANSFER OF SHARES

36. All transfers of the legal title in shares may be effected by the registered holders thereof by transfer in writing in the form for the time being approved by any Stock Exchange upon which shares in the Company may be listed or in any other form acceptable to the Directors. The instrument of transfer of any share shall be signed by or on behalf of both the transferor and the transferee and be witnessed, Provided that an instrument of transfer in respect of which the transferee is the Depository or its nominee (as the case may be) shall be effective although not signed or witnessed by or on behalf of the Depository or its nominee (as the case may be). The transferor shall remain the holder of the shares concerned until the name of the transferee is entered in the Register of Members in respect thereof.	Form and execution of transfer Appendix 2.2 Paragraph 4(a)

37. The Register of Members may be closed at such times and for such period as the Directors may from time to time determine, Provided always that such Register shall not be closed for more than 30 days in any Year, Provided always that the Company shall give prior notice of such closure as may be required to any Stock Exchange upon which shares in the Company may be listed, stating the period and purpose or purposes for which the closure is made.	Closure of transfer books and Register of Members

38. (A) There shall be no restriction on the transfer of fully paid-up shares (except where required by law or the listing rules of, or bye-laws and rules, governing, any Stock Exchange upon which shares in the Company may be listed) but the Directors may, in their sole discretion, decline to register any transfer of shares upon which the Company has a lien and in the case of shares not fully paid-up may refuse to register a transfer to a transferee of whom they do not approve, Provided always that in the event of the Directors refusing to register a transfer of shares, they shall within ten Market Days beginning with the date on which the application for a transfer of shares was made, serve a notice in writing to the applicant stating the facts which are considered to justify the refusal as required by the Statutes.	Directors’ power to decline to register a transfer Appendix 2.2 Paragraph 4(c)

(B) The Directors may in their sole discretion refuse to register any instrument of transfer of shares unless:	When Directors may refuse to register a transfer

(a)	such fee not exceeding S$2 as the Directors may from time to time require, is paid to the Company in respect thereof;

(b)	the amount of proper duty (if any) with which each instrument of transfer is chargeable under any law for the time being in force relating to stamps is paid;

(c)	the instrument of transfer is deposited at the Office or at such other place (if any) as the Directors may appoint accompanied by a certificate of payment of stamp duty (if any), the certificates of the shares to which the transfer relates, and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer and, if the instrument of transfer is executed by some other person on his behalf, the authority of the person so to do; and

(d)	the instrument of transfer is in respect of only one class of shares.

39. If the Directors refuse to register a transfer of any shares, they shall within ten Market Days after the date on which the transfer was lodged with the Company send to the transferor and the transferee notice of the refusal as required by the Statutes.	Notice of refusal to register a transfer

40. All instruments of transfer which are registered may be retained by the Company.	Retention of transfers

41. There shall be paid to the Company in respect of the registration of any instrument of transfer or probate or letters of administration or certificate of marriage or death or stop notice or power of attorney or other document relating to or affecting the title to any shares or otherwise for making any entry in the Register of Members affecting the title to any shares such fee not exceeding S$2 as the Directors may from time to time require or prescribe.	Fees for registration of transfer Appendix 2.2 Paragraph 4(b)

42. The Company shall be entitled to destroy all instruments of transfer which have been registered at any time after the expiration of six years from the date of registration thereof and all dividend mandates and notifications of change of address at any time after the expiration of six years from the date of recording thereof and all share certificates which have been cancelled at any time after the expiration of six years from the date of the	Destruction of transfers

cancellation thereof and it shall conclusively be presumed in favour of the Company that every entry in the Register of Members purporting to have been made on the basis of an instrument of transfer or other document so destroyed was duly and properly made and every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and every share certificate so destroyed was a valid and effective certificate duly and properly cancelled and every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company; Provided always that:

(a)	the provisions aforesaid shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant;

(b)	nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any other circumstances which would not attach to the Company in the absence of this Article; and

(c)	references herein to the destruction of any document include references to the disposal thereof in any manner.

TRANSMISSION OF SHARES

43. (A) In the case of the death of a member whose name is entered in the Register of Members, the survivors or survivor where the deceased was a joint holder, and the executors or administrators of the deceased where he was a sole or only surviving holder, shall be the only person(s) recognised by the Company as having any title to his interest in the shares.	Survivor or legal personal representatives of deceased member

(B)    In the case of the death of a member who is a Depositor, the survivors or survivor where the deceased is a joint holder, and the executors or administrators of the deceased where he was a sole or only surviving holder and where such executors or administrators are entered in the Depository Register in respect of any shares of the deceased member, shall be the only person(s) recognised by the Company as having any title to his interest in the shares.

Survivor or legal personal representatives of deceased Depositor

(C) Nothing in this Article shall release the estate of a deceased holder (whether sole or joint) from any liability in respect of any share held by him.	Estate of deceased holder

44. Any person becoming entitled to the legal title in a share in consequence of the death or bankruptcy of a person whose name is entered in the Register of Members may (subject as hereinafter provided) upon supplying to the Company such evidence as the Directors may reasonably require to show his legal title to the share either be registered himself as holder of the share upon giving to the Company notice in writing of such desire or transfer such share to some other person. All the limitations, restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the person whose name is entered in the Register of Members had not occurred and the notice or transfer were a transfer executed by such person.	Transmission of shares

45. Save as otherwise provided by or in accordance with these Articles, a person becoming entitled to a share pursuant to Article 43(A) or (B) or Article 44 (upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share) shall be entitled to the same dividends and other advantages as those to which he would be entitled if he were the member in respect of the share except that he shall not be entitled in respect thereof (except with the authority of the Directors) to exercise any right conferred by membership in relation to meetings of the Company until he shall have been registered as a member in the Register of Members or his name shall have been entered in the Depository Register in respect of the share.	Rights of person on transmission of shares

STOCK

46. The Company may from time to time by Ordinary Resolution convert any paid-up shares into stock and may from time to time by like resolution reconvert any stock into paid-up shares.	Conversion of shares to stock and reconversion

47. The holders of stock may transfer the same or any part thereof in the same manner and subject to the same Articles as and subject to which the shares from which the stock arose might previously to conversion have been transferred (or as near thereto as circumstances admit) but no stock shall be transferable except in such units as the Directors may from time to time determine.	Transfer of stock

48. The holders of stock shall, according to the number of stock units held by them, have the same rights, privileges and advantages as regards dividend, return of capital, voting and other matters, as if they held the shares from which the stock arose; but no such privilege or advantage (except as regards participation in the profits or assets of the Company) shall be conferred by the number of stock units which would not, if existing in shares, have conferred such privilege or advantage; and no such conversion shall affect or prejudice any preference or other special privileges attached to the shares so converted.	Rights of stockholders

GENERAL MEETINGS

49. An Annual General Meeting shall be held once in every year, at such time (within a period of not more than 15 months after the holding of the last preceding Annual General Meeting) and place as may be determined by the Directors. All other General Meetings shall be called Extraordinary General Meetings.	Annual general meeting and extraordinary general meeting

50. The Directors may whenever they think fit, and shall on requisition in accordance with the Statutes, proceed with proper expedition to convene an Extraordinary General Meeting.	Calling extraordinary general meeting

NOTICE OF GENERAL MEETINGS

51. Any General Meeting at which it is proposed to pass a Special Resolution or (save as provided by the Statutes) a resolution of which special notice has been given to the Company, shall be called by 21 days’ notice in writing at the least and an Annual General Meeting and any other Extraordinary General Meeting by 14 days’ notice in writing at the least. The period of notice shall in each case be exclusive of the day on which it is served or deemed to be served and of the day on which the meeting is to be held and shall be given in the manner hereinafter mentioned to all members other than such as are not under the provisions of these Articles and the Act entitled to receive such notices from the Company; Provided that a General Meeting notwithstanding that it has been called by a shorter notice than that specified above shall be deemed to have been duly called if it is so agreed:	Notice of general meeting Appendix 2.2 Paragraph 7

(a)	in the case of an Annual General Meeting by all the members entitled to attend and vote thereat; and

(b)	in the case of an Extraordinary General Meeting by a majority in number of the members having a right to attend and vote thereat, being a majority together holding not less than 95 per cent of the total voting rights of all the members having a right to vote at that meeting,

Provided also that the accidental omission to give notice to or the non-receipt of notice by any person entitled thereto shall not invalidate the proceedings at any General Meeting. So long as the shares in the Company are listed on any Stock Exchange, at least 14 days’ notice of any General Meeting shall be given by advertisement in the daily press and in writing to any Stock Exchange upon which shares in the Company may be listed.

52. (A) Every notice calling a General Meeting shall specify the place and the day and hour of the meeting, and there shall appear with reasonable prominence in every such notice a statement that a member entitled to attend and vote is entitled to appoint a proxy to attend and vote instead of him and that a proxy need not be a member of the Company.	Contents of notice for general meeting Appendix 2.2 Paragraph 7

(B) In the case of an Annual General Meeting, the notice shall also specify the meeting as such.	Contents of notice for annual general meeting

(C)    In the case of any General Meeting at which business other than routine business is to be transacted, the notice shall specify the general nature of such business; and if any resolution is to be proposed as a Special Resolution, the notice shall contain a statement to that effect.

Notice of general meeting for special business and special resolutions

53. Routine business shall mean and include only business transacted at an Annual General Meeting of the following classes, that is to say:	Routine business

(a)	declaring dividends;

(b)	receiving and adopting the accounts, the reports of the Directors and Auditors and other documents required to be attached or annexed to the accounts;

(c)	appointing or re-appointing Directors to fill vacancies arising at the meeting on retirement whether by rotation or otherwise;

(d)	re-appointing the retiring Auditors (unless they were last appointed otherwise than by the Company in General Meeting);

(e)	fixing the remuneration of the Auditors or determining the manner in which such remuneration is to be fixed; and

(f)	fixing the remuneration of the Directors proposed to be paid under Article 79.

54. Any notice of a General Meeting to consider special business shall be accompanied by a statement regarding the effect of any proposed resolution on the Company in respect of such special business.	Statement regarding effect of special business Appendix 2.2 Paragraph 7

PROCEEDINGS AT GENERAL MEETINGS

55. The Chairman of the Board of Directors, failing whom the Deputy Chairman, shall preside as chairman at a General Meeting. If there be no such Chairman or Deputy Chairman, or if at any meeting neither be present within ten minutes after the time appointed for holding the meeting and willing to act, the Directors present shall choose one of their number (or, if no Director be present or if all the Directors present decline to take the chair, the members present shall choose one of their number) to be chairman of the meeting.	Chairman of general meeting

56. No business other than the appointment of a chairman shall be transacted at any General Meeting unless a quorum is present at the time when the meeting proceeds to business. Save as herein otherwise provided, the quorum at any General Meeting shall be two or more members present in person or by proxy. Provided that (i) a proxy representing more than one member shall only count as one member for the purpose of determining the quorum; and (ii) where a member is represented by more than one proxy such proxies shall count as only one member for the purpose of determining the quorum.	Quorum

57. If within 30 minutes from the time appointed for a General Meeting (or such longer interval as the chairman of the meeting may think fit to allow) a quorum is not present, the meeting, if convened on the requisition of members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week (or if that day is a public holiday then to the next business day following that public holiday) at the same time and place or such other day, time or place as the Directors may by not less than ten days’ notice appoint. At the adjourned meeting any one or more members present in person or by proxy shall be a quorum.	If quorum not present, adjournment or dissolution of meeting

58. The chairman of any General Meeting at which a quorum is present may with the consent of the meeting (and shall if so directed by the meeting) adjourn the meeting from time to time (or sine die) and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. Where a meeting is adjourned sine die, the time and place for the adjourned meeting shall be fixed by the Directors. When a meeting is adjourned for 30 days or more or sine die, not less than seven days’ notice of the adjourned meeting shall be given in like manner as in the case of the original meeting.	Business at adjourned meeting

59. Save as hereinbefore expressly provided, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.	Notice of adjournment not required

60. If an amendment shall be proposed to any resolution under consideration but shall in good faith be ruled out of order by the chairman of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. In the case of a resolution duly proposed as a Special Resolution, no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.	Amendment of resolutions

61. At any General Meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded by:	Method of voting

(a)	the chairman of the meeting; or

(b)	not less than two members present in person or by proxy and entitled to vote at the meeting; or

(c)	a member present in person or by proxy and representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

(d)	a member present in person or by proxy and holding not less than 10 per cent, of the total number of paid-up shares of the Company (excluding treasury shares),

62. A demand for a poll may be withdrawn only with the approval of the Chairman. Unless a poll is required a declaration by the chairman of the meeting that a resolution has been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the minute book, shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded for or against such resolution. If a poll is required, it shall be taken in such manner (including the use of ballot or voting papers) as the chairman of the meeting may direct, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The chairman of the meeting may (and if so directed by the meeting shall) appoint scrutineers and may adjourn the meeting to some place and time fixed by him for the purpose of declaring the result of the poll.	Taking a poll

63. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded shall be entitled to a casting vote.	Casting vote of chairman

64. A poll demanded on the choice of a chairman or on a question of adjournment shall be taken immediately. A poll demanded on any other question shall be taken either immediately or at such subsequent time (not being more than 30 days from the date of the meeting) and place as the chairman may direct. No notice need be given of a poll not taken immediately. The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.	Continuance of business after demand for a poll

VOTES OF MEMBERS

65. Subject and without prejudice to any special privileges or restrictions as to voting for the time being attached to any special class of shares for the time being forming part of the capital of the Company and to Article 5, each member entitled to vote may vote in person or by proxy. On a show of hands, every member who is present in person or by proxy shall have one vote (provided that in the case of a member who is represented by two proxies, only one of the two proxies as determined by that member or, failing such determination, by the Chairman of the meeting (or by a person authorised by him) in his sole discretion shall be entitled to vote on a show of hands) and on a poll, every member who is present in person or by proxy shall have one vote for every share which he holds or represents. For the purpose of determining the number of votes which a member, being a Depositor, or his proxy may cast at any General Meeting on a poll, the reference to shares held or represented shall, in relation to shares of that Depositor, be the number of shares entered against his name in the Depository Register as at 48 hours before the time of the relevant General Meeting as certified by the Depository to the Company.	How members may vote Appendix 2.2 Paragraph 8(a) and (e)

66. In the case of joint holders of a share the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members or (as the case may be) the Depository Register in respect of the share.	Voting rights of joint holders Appendix 2.2 Paragraph 8(b)

67. Where in Singapore or elsewhere a receiver or other person (by whatever name called) has been appointed by any court claiming jurisdiction in that behalf to exercise powers with respect to the property or affairs of any member on the ground (however formulated) of mental disorder, the Directors may in their absolute discretion, upon or subject to production of such evidence of the appointment as the Directors may require, permit such receiver or other person on behalf of such member to vote in person or by proxy at any General Meeting or to exercise any other right conferred by membership in relation to meetings of the Company.	Voting by receivers

68. No member shall, unless the Directors otherwise determine, be entitled in respect of shares held by him to vote at a General Meeting either personally or by proxy or to exercise any other right conferred by membership in relation to meetings of the Company if any call or other sum presently payable by him to the Company in respect of such shares remains unpaid.	Entitlement of members to vote Appendix 2.2 Paragraph 8(a)

69. No objection shall be raised as to the admissibility of any vote except at the meeting or adjourned meeting at which the vote objected to is or may be given or tendered and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection shall be referred to the chairman of the meeting whose decision shall be final and conclusive.	When objection to admissibility of votes may be made

70. On a poll, votes may be given either personally or by proxy and a person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.	Vote on a poll

71. (A) A member may appoint not more than two proxies to attend and vote at the same General Meeting, Provided that if the member is a Depositor, the Company shall be entitled and bound:	Appointment of proxies

(a)	to reject any instrument of proxy lodged if the Depositor is not shown to have any shares entered against his name in the Depository Register as at 48 hours before the time of the relevant General Meeting as certified by the Depository to the Company; and

(b)	to accept as the maximum number of votes which in aggregate the proxy or proxies appointed by the Depositor is or are able to cast on a poll a number which is the number of shares entered against the name of that Depositor in the Depository Register as at 48 hours before the time of the relevant General Meeting as certified by the Depository to the Company, whether that number is greater or smaller than the number specified in any instrument of proxy executed by or on behalf of that Depositor.

(B)    The Company shall be entitled and bound, in determining rights to vote and other matters in respect of a completed instrument of proxy submitted to it, to have regard to the instructions (if any) given by and the notes (if any) set out in the instrument of proxy.

Notes and instructions

(C) In any case where a form of proxy appoints more than one proxy, the proportion of the shareholding concerned to be represented by each proxy shall be specified in the form of proxy.	Proportion of shareholdings to be represented by proxies

(D) A proxy need not be a member of the Company.	Proxy need not be a member Appendix 2.2 Paragraph 8{c)

72. (A) An instrument appointing a proxy shall be in writing in any usual or common form or in any other form which the Directors may approve and:	Execution of proxies

(a) in the case of an individual, shall be signed by the appointor or his attorney; and

(b) in the case of a corporation, shall be either given under its common seal or signed on its behalf by an attorney or a duly authorised officer of the corporation.

(B)    The signature on such instrument need not be witnessed. Where an instrument appointing a proxy is signed on behalf of the appointor by an attorney, the letter or power of attorney or a duly certified copy thereof must (failing previous registration with the Company) be lodged with the instrument of proxy pursuant to the next following Article, failing which the instrument may be treated as invalid.

Witness and authority

73. An instrument appointing a proxy must be left at such place or one of such places (if any) as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the meeting (or, if no place is so specified, at the Office) not less than 48 hours before the time appointed for the holding of the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for the taking of the poll at which it is to be used, and in default shall not be treated as valid. The instrument shall, unless the contrary is stated thereon, be valid as well for any adjournment of the meeting as for the meeting to which it relates; Provided that an instrument of proxy relating to more than one meeting (including any adjournment thereof) having once been so delivered for the purposes of any meeting shall not be required again to be delivered for the purposes of any subsequent meeting to which it relates.	Deposit of proxies

74. An instrument appointing a proxy shall be deemed to include the right to demand or join in demanding a poll, to move any resolution or amendment thereto and to speak at the meeting.	Rights of proxies Appendix 2.2 Paragraph 8(d)

75. A vote cast by proxy shall not be invalidated by the previous death or insanity of the principal or by the revocation of the appointment of the proxy or of the authority under which the appointment was made, Provided that no intimation in writing of such death, insanity or revocation shall have been received by the Company at the Office at least one hour before the commencement of the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) the time appointed for the taking of the poll at which the vote is cast.	Intervening death or insanity

CORPORATIONS ACTING BY REPRESENTATIVES

76. Any corporation which is a member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company. The person so authorised shall be entitled to exercise the same powers on behalf of such corporation as the corporation could exercise if it were an individual member of the Company and such corporation shall for the purposes of these Articles (but subject to the Act) be deemed to be present in person at any such meeting if a person so authorised is present thereat.	Corporations acting by representatives

DIRECTORS

77. The number of Directors of the Company shall not be less than two. All Directors of the Company shall be natural persons.	Number of directors
Appendix 2.2 Paragraph 9(a)

78.    A Director shall not be required to hold any shares of the Company by way of qualification. A Director who is not a member of the Company shall nevertheless be entitled to attend and speak at General Meetings.

No share qualification for Directors

79.    The ordinary remuneration of the Directors shall from time to time be determined by an Ordinary Resolution of the Company, shall not be increased except pursuant to an Ordinary Resolution passed at a General Meeting where notice of the proposed increase shall have been given in the notice convening the General Meeting and shall (unless such resolution otherwise provides) be divisible among the Directors as they may agree, or failing agreement, equally, except that any Director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled only to rank in such division for a proportion of remuneration related to the period during which he has held office.

Remuneration of Directors Appendix 2.2 Paragraph 9(d)

80.    (A)    Any Director who holds any executive office, or who serves on any committee of the Directors, or who otherwise performs services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, may be paid such extra remuneration by way of salary, commission or otherwise as the Directors may determine.

Remuneration for work outside scope of ordinary duties

(B)    The remuneration (including any remuneration under Article 80(A) above) in the case of a Director other than an Executive Director shall be payable by a fixed sum and shall not at any time be by commission on or percentage of the profits or turnover, and no Director whether an Executive Director or otherwise shall be remunerated by a commission on or a percentage of turnover.

Payment of remuneration Appendix 2.2 Paragraph 9(c)

81.    The Directors may repay to any Director all such reasonable expenses as he may incur in attending and returning from meetings of the Directors or of any committee of the Directors or General Meetings or otherwise in or about the business of the Company,

Reimbursement of expenses

82.    The Directors shall have power to pay and agree to pay pensions or other retirement, superannuation, death or disability benefits to (or to any person in respect of) any Director for the time being holding any executive office and for the purpose of providing any such pensions or other benefits to contribute to any scheme or fund or to pay premiums.

Power to pay pension and other benefits

83. A Director may be party to or in any way interested in any contract or arrangement or transaction to which the Company is a party or in which the Company is in any way interested and he may hold and be remunerated in respect of any office or place of profit (other than the office of Auditor of the Company or any subsidiary thereof) under the Company or any other company in which the Company is in any way interested and he (or any firm of which he is a member) may act in a professional capacity for the Company or any such other company and be remunerated therefor and in any such case as aforesaid (save as otherwise agreed) he may retain for his own absolute use and benefit all profits and advantages accruing to him thereunder or in consequence thereof.	Directors may contract with Company

84. (A) The Directors may from time to time appoint one or more of their body to be the holder of any executive office (including, where considered appropriate, the office of Chairman or Deputy Chairman) on such terms and for such period as they may (subject to the provisions of the Statutes) determine and, without prejudice to the terms of any contract entered into in any particular case, may at any time revoke any such appointment.	Directors may hold executive offices

(B)    The appointment of any Director to the office of Chairman or Deputy Chairman shall automatically determine if he ceases to be a Director but without prejudice to any claim for damages for breach of any contract of service between him and the Company.

Cessation of directorship of Chairman or Deputy Chairman

(C)    The appointment of any Director to any other executive office shall not automatically determine if he ceases from any cause to be a Director, unless the contract or resolution under which he holds office shall expressly state otherwise, in which event such determination shall be without prejudice to any claim for damages for breach of any contract of service between him and the Company.

Cessation of directorship of Executive Director

85. The Directors may entrust to and confer upon any Directors holding any executive office any of the powers exercisable by them as Directors upon such terms and conditions and with such restrictions as they think fit, and either collaterally with or to the exclusion of their own powers, and may from time to time revoke, withdraw, alter or vary all or any of such powers.	Power of Executive Directors

CHIEF EXECUTIVE OFFICERS

86. The Directors may from time to time appoint one or more of their body to be Chief Executive Officer or Chief Executive Officers (or other equivalent position) of the Company and may from time to time (subject to the provisions of any contract between him or them and the Company) remove or dismiss him or them from office and appoint another or others in his or their place or places. Where an appointment is for a fixed term such term shall not exceed five years.	Appointment of Chief Executive Officer Appendix 2.2 Paragraph 9(i)

87. A Chief Executive Officer (or person holding an equivalent position) who is a Director shall, subject to the provisions of any contract between him and the Company, be subject to the same provisions as to retirement by rotation, resignation and removal as the other Directors of the Company.	Retirement, removal and resignation of Chief Executive Officer

88. The remuneration of a Chief Executive Officer (or person holding an equivalent position) shall from time to time be fixed by the Directors and may subject to these Articles be by way of salary or commission or participation in profits or by any or all these modes but he shall not under any circumstances be remunerated by a commission on or a percentage of turnover.	Remuneration of the Chief Executive Officer

89. A Chief Executive Officer (or person holding an equivalent position) shall at all times be subject to the control of the Directors but subject thereto the Directors may from time to time entrust to and confer upon a Chief Executive Officer (or person holding an equivalent position) for the time being such of the powers exercisable under these Articles by the Directors as they may think fit and may confer such powers for such time and to be exercised on such terms and conditions and with such restrictions as they think expedient and they may confer such powers either collaterally with or to the exclusion of and in substitution for all or any of the powers of the Directors in that behalf and may from time to time revoke, withdraw, alter or vary all or any of such powers.	Powers of the Chief Executive Officer Appendix 2.2 Paragraph 90)

APPOINTMENT AND RETIREMENT OF DIRECTORS

90. The office of a Director shall be vacated in any of the following events, namely:	When office of Director to be vacated

(a)	if he shall become prohibited by law from acting as a Director; or

(b)	if he shall become disqualified from acting as a director in any jurisdiction for reasons other than on technical grounds; or	Appendix 2.2 Paragraph 9(n)

(c)	if (not being a Director holding any executive office for a fixed term) he shall resign by writing under his hand left at the Office or if he shall in writing offer to resign and the Directors shall resolve to accept such offer; or

(d)	if he shall have a bankruptcy order made against him or shall compound with his creditors generally; or	Appendix 2.2 Paragraph 9(g)

(e)	if he becomes of unsound mind or if in Singapore or elsewhere an order shall be made by any court claiming jurisdiction in that behalf on the ground (however formulated) of mental disorder for his detention or for the appointment of a guardian or for the appointment of a receiver or other person (by whatever name called) to exercise powers with respect to his property or affairs; or	Appendix 2.2 Paragraph 9(g)

(f)	if he is removed by the Company in General Meeting pursuant to these Articles.

91. At each Annual General Meeting one-third of the Directors for the time being (or, if their number is not a multiple of three, the number nearest to but not less than one-third), selected in accordance with Article 92, shall retire from office by rotation (in addition to any Director retiring pursuant to Article 97).	Retirement of Directors by rotation

92. The Directors to retire in every year shall be those subject to retirement by rotation who have been longest in office since their last re-election or appointment and so that as between persons who became or were last re-elected Directors on the same day those to retire shall (unless they otherwise agree among themselves) be determined by lot. A retiring Director shall be eligible for re-election.	Selection of Directors to retire

93. The Company at the meeting at which a Director retires under any provision of these Articles may by Ordinary Resolution fill the office being vacated by electing thereto the retiring Director or some other person eligible for appointment. In default the retiring Director shall be deemed to have been re-elected except in any of the following cases:	Filling vacated office

(a)	where at such meeting it is expressly resolved not to fill such office or a resolution for the re-election of such Director is put to the meeting and lost; or

(b)	where such Director is disqualified under the Act from holding office as a Director or has given notice in writing to the Company that he is unwilling to be re-elected; or

(c)	where such Director is disqualified from acting as a director in any jurisdiction for reasons other than on technical grounds; or	Appendix 2.2 Paragraph 9(n)

(d)	where the default is due to the moving of a resolution in contravention of the next following Article; or

(e)	where such Director has attained any retiring age applicable to him as Director.

The retirement shall not have effect until the conclusion of the meeting except where a resolution is passed to elect some other person in the place of the retiring Director or a resolution for his re-election is put to the meeting and lost and accordingly a retiring Director who is re-elected or deemed to have been re-elected will continue in office without a break.

94. A resolution for the appointment of two or more persons as Directors by a single resolution shall not be moved at any General Meeting unless a resolution that it shall be so moved has first been agreed to by the meeting without any vote being given against it; and any resolution moved in contravention of this provision shall be void.	Resolution for appointment of Directors

95. No person other than a Director retiring at the meeting shall, unless recommended by the Directors for election, be eligible for appointment as a Director at any General Meeting unless not less than 11 nor more than 42 clear days (exclusive of the date on which the notice is given) before the date appointed for the meeting there shall have been lodged at the Office notice in writing signed by some member (other than the person to be proposed) duly qualified to attend and vote at the meeting for which such notice is given of his intention to propose such person for election or notice in writing signed by the person to be proposed giving his consent to the nomination and signifying his candidature for the office, Provided that in the case of a person recommended by the Directors for election not less than nine clear days’ notice shall be necessary and notice of each and every such person shall be served on the members at least seven days prior to the meeting at which the election is to take place.	Notice of intention to appoint Director Appendix 2.2 Paragraph 9(h)

96. The Company may in accordance with and subject to the provisions of the Statutes by Ordinary Resolution of which special notice has been given remove any Director from office (notwithstanding any provision of these Articles or of any agreement between the Company and such Director, but without prejudice to any claim he may have for damages for breach of any such agreement) and appoint another person in place of a Director so removed from office and any person so appointed shall be treated for the purpose of determining the time at which he or any other Director is to retire by rotation as if he had become a Director on the day on which the Director in whose place he is appointed was last elected a Director. In default of such appointment the vacancy arising upon the removal of a Director from office may be filled as a casual vacancy.	Removal of Directors

97. The Company may by Ordinary Resolution appoint any person to be a Director either to fill a casual vacancy or as an additional Director. Without prejudice thereto the Directors shall have power at any time so to do, but any person so appointed by the Directors shall hold office only until the next Annual General Meeting. He shall then be eligible for re-election, but shall not be taken into account in determining the number of Directors who are to retire by rotation at such meeting.	Director’s power to fill casual vacancies and appoint additional Directors Appendix 2.2 Paragraph 9(b)

ALTERNATE DIRECTORS

98. (A) Any Director may at any time by writing under his hand and deposited at the Office, or delivered at a meeting of the Directors, appoint any person (other than another Director) to be his Alternate Director and may in like manner at any time terminate such appointment. Such appointment, unless previously approved by the Directors, shall have effect only upon and subject to being so approved. A person shall not act as Alternate Director to more than one Director at the same time.	Appointment of alternate Directors Appendix 2.2 Paragraph 9(1)

(B)    The appointment of an Alternate Director shall determine on the happening of any event which if he were a Director would cause him to vacate such office or if the Director concerned (below called “his principal”) ceases to be a Director.

Determination of appointment of alternate Directors

(C)    An Alternate Director shall (except when absent from Singapore) be entitled to receive notices of meetings of the Directors and shall be entitled to attend and vote as a Director at any such meeting at which his principal is not personally present and generally at such meeting to perform all functions of his principal as a Director and for the purposes of the proceedings at such meeting the provisions of these Articles shall apply as if he (instead of his principal) were a Director. If his principal is for the time being absent from Singapore or temporarily unable to act through ill health or disability, his signature to any resolution in writing of the Directors shall be as effective as the signature of his principal. To such extent as the Directors may from time to time determine in relation to any committee of the Directors, the foregoing provisions of this paragraph shall also apply mutatis mutandis to any meeting of any such committee of which his principal is a member. An Alternate Director shall not (save as aforesaid) have power to act as a Director nor shall he be deemed to be a Director for the purposes of these Articles.

Powers of alternate Directors

(D)    An Alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified to the same extent mutatis mutandis as if he were a Director but he shall not be entitled to receive from the Company in respect of his appointment as Alternate Director any remuneration except only such part (if any) of the remuneration otherwise payable to his principal as such principal may by notice in writing to the Company from time to time direct.

Alternate Directors may contract with Company Appendix 2.2 Paragraph 9(1)

MEETINGS AND PROCEEDINGS OF DIRECTORS

99. (A) Subject to the provisions of these Articles the Directors may meet together for the despatch of business, adjourn and otherwise regulate their meetings as they think fit. At any time any Director may, and the Secretary on the requisition of a Director shall, summon a meeting of the Directors. It shall not be necessary to give notice of a meeting of Directors to any Director for the time being absent from Singapore. Any Director may waive notice of any meeting and any such waiver may be retroactive.	Meetings of Directors

(B)    Directors may participate in a meeting of the Directors by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, without a Director being in the physical presence of another Director or Directors, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. The Directors participating in any such meeting shall be counted in the quorum for such meeting and subject to there being a requisite quorum in accordance with Article 100, all resolutions agreed by the Directors in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Directors duly convened and held. A meeting conducted by means of a conference telephone or similar communications equipment as aforesaid is deemed to be held at the place agreed upon by the Directors attending the meeting, provided that at least one of the Directors present at the meeting was at that place for the duration of the meeting.

Participation by telephone or video conference

100. The quorum necessary for the transaction of the business of the Directors may be fixed from time to time by the Directors and unless so fixed at any other number shall be two. A meeting of the Directors at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.	Quorum

101. Questions arising at any meeting of the Directors shall be determined by a majority of votes. In case of an equality of votes (except where only two Directors are present and form the quorum or when only two Directors are competent to vote on the question in issue) the chairman of the meeting shall have a second or casting vote.	Votes Appendix 2.2 Paragraph 9(m)

102. A Director shall not vote in respect of any contract or arrangement or any other proposal whatsoever in which he has any personal material interest, directly or indirectly. A Director shall not be counted in the quorum at a meeting in relation to any resolution on which he is debarred from voting.	Directors not to vote on transactions in which they have an interest

Appendix 2.2 Paragraph 9(e)

103. The continuing Directors may act notwithstanding any vacancies, but if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these Articles the continuing Directors or Director may act for the purpose of filling up such vacancies or of summoning General Meetings, but not for any other purpose (except in an emergency). If there be no Directors or Director able or willing to act, then any two members may summon a General Meeting for the purpose of appointing Directors.	Proceedings in case of vacancies Appendix 2.2 Paragraph 9(k)

104. (A) The Directors may elect from their number a Chairman and a Deputy Chairman (or two or more Deputy Chairmen) and determine the period for which each is to hold office. If no Chairman or Deputy Chairman shall have been appointed or if at any meeting of the Directors no Chairman or Deputy Chairman shall be present within five minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.	Chairman and Deputy Chairman

(B)    If at any time there is more than one Deputy Chairman the right in the absence of the Chairman to preside at a meeting of the Directors or of the Company shall be determined as between the Deputy Chairmen present (if more than one) by seniority in length of appointment or otherwise as resolved by the Directors.

Absence of Chairman

105. A resolution in writing signed by a majority of Directors shall be as effective as a resolution duly passed at a meeting of the Directors and may consist of several documents in the like form, each signed by one or more Directors. The expressions “in writing’’ and “signed” include approval by any such Director by telefax or any form of electronic communication approved by the Directors for such purpose from time to time incorporating, if the Directors deem necessary, the use of security and/or identification procedures and devices approved by the Directors.	Resolutions in writing

106. The Directors may delegate any of their powers or discretion to committees consisting of one or more members of their body and (if thought fit) one or more other persons co-opted as hereinafter provided. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations which may from time to time be imposed by the Directors. Any such regulations may provide for or authorise the co-option to the committee of persons other than Directors and for such co-opted members to have voting rights as members of the committee.	Power to appoint committees

107. The meetings and proceedings of any such committee consisting of two or more members shall be governed mutatis mutandis by the provisions of these Articles regulating the meetings and proceedings of the Directors, so far as the same are not superseded by any regulations made by the Directors under the last preceding Article.	Proceedings at committee meetings

108. All acts done by any meeting of Directors, or of any such committee, or by any person acting as a Director or as a member of any such committee, shall as regards all persons dealing in good faith with the Company, notwithstanding that there was defect in the appointment of any of the persons acting as aforesaid, or that any such persons were disqualified or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or member of the committee and had been entitled to vote.	Validity of acts of Directors in committees in spite of some formal defect

BORROWING POWERS

109. Subject as hereinafter provided and to the provisions of the Statutes, the Directors may exercise all the powers of the Company to borrow money, to mortgage or charge its undertaking, property and uncalled capital and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.	Directors’ borrowing powers Appendix 2.2 Paragraph 6

GENERAL POWERS OF DIRECTORS

110. The business and affairs of the Company shall be managed by or under the direction of the Directors. The Directors may exercise all such powers of the Company as are not by the Statutes or by these Articles required to be exercised by the Company in General Meeting. The Directors shall not carry into effect any proposals for selling or disposing of the whole or substantially the whole of the Company’s undertaking unless such proposals have been approved by the Company in General Meeting. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Directors by any other Article.	General power of Directors to manage Company’s business

111. The Directors may establish any local boards or agencies for managing any of the affairs of the Company, either in Singapore or elsewhere, and may appoint any persons to be members of such local boards, or any managers or agents, and may fix their remuneration, and may delegate to any local board, manager or agent any of the powers, authorities and discretions vested in the Directors, with power to sub-delegate, and may authorise the members of any local boards, or any of them, to fill any vacancies therein, and to act notwithstanding vacancies, and any such appointment or delegation may be made upon such terms and subject to such conditions as the Directors may think fit, and the Directors may remove any person so appointed, and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.	Directors may establish local boards or agencies

112. The Directors may from time to time and at any time by power of attorney or otherwise appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.	Directors may appoint attorneys

113. The Company or the Directors on behalf of the Company may in exercise of the powers in that behalf conferred by the Statutes cause to be kept a Branch Register or Register of Members and the Directors may (subject to the provisions of the Statutes) make and vary such regulations as they may think fit in respect of the keeping of any such Register.	Registers

114. All cheques, promissory notes, drafts, bills of exchange, and other negotiable or transferable instruments, and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.	Cheques, etc

SECRETARY

115. The Secretary shall be appointed by the Directors on such terms and for such period as they may think fit. Any Secretary so appointed may at any time be removed from office by the Directors, but without prejudice to any claim for damages for breach of any contract of service between him and the Company. If thought fit two or more persons may be appointed as Joint Secretaries. The Directors may also appoint from time to time on such terms as they may think fit one or more Assistant Secretaries. The appointment and duties of the Secretary or Joint Secretaries shall not conflict with the provisions of the Act and in particular Section 171 of the Act.	Company secretary

THE SEAL

116. The Directors shall provide for the safe custody of the Seal which shall not be used without the authority of the Directors or of a committee authorised by the Directors in that behalf.	Seal

117. Every instrument to which the Seal shall be affixed shall be signed autographically by one Director and the Secretary or by a second Director or some other person appointed by the Directors save that as regards any certificates for shares or debentures or other securities of the Company the Directors may by resolution determine that such signatures of either of them shall be dispensed with or affixed by some method or system of mechanical signature or other method approved by the Directors.	Affixing seal

118. (A) The Company may exercise the powers conferred by the Statutes with regard to having an official seal for use abroad and such powers shall be vested in the Directors.	Official seal

(B)    The Company may exercise the powers conferred by the Statutes with regard to having a duplicate Seal as referred to in Section 124 of the Act which shall be a facsimile of the Seal with the addition on its face of the words “Share Seal”.

Share Seal

AUTHENTICATION OF DOCUMENTS

119. Any Director or the Secretary or any person appointed by the Directors for the purpose shall have power to authenticate any documents affecting the constitution of the Company and any resolutions passed by the Company or the Directors or any committee, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts; and where any books, records, documents or accounts are elsewhere than at the Office the local manager or other officer of the Company having the custody thereof shall be deemed to be a person appointed by the Directors as aforesaid. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or of the Directors or any committee which is certified as aforesaid shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed, or as the case may be, that any minute so extracted is a true and accurate record of proceedings at a duly constituted meeting. Any authentication or certification made pursuant to this Article may be made by any electronic means approved by the Directors for such purpose from time to time incorporating, if the Directors deem necessary, the use of security and/or identification procedures and devices approved by the Directors.	Power to authenticate documents

RESERVES

120. The Directors may from time to time set aside out of the profits of the Company and carry to reserve such sums as they think proper which, at the discretion of the Directors, shall be applicable for any purpose to which the profits of the Company may properly be applied and pending such application may either be employed in the business of the Company or be invested. The Directors may divide the reserve into such special funds as they think fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided. The Directors may also, without placing the same to reserve, carry forward any profits. In carrying sums to reserve and in applying the same the Directors shall comply with the provisions (if any) of the Statutes.	Reserves

DIVIDENDS

121. The Company may by Ordinary Resolution declare dividends but no such dividend shall exceed the amount recommended by the Directors.	Declaration of dividends

122. If and so far as in the opinion of the Directors the profits of the Company justify such payments, the Directors may declare and pay the fixed dividends on any class of shares carrying a fixed dividend expressed to be payable on fixed dates on the half-yearly or other dates prescribed for the payment thereof and may also from time to time declare and pay interim dividends on shares of any class of such amounts and on such dates and in respect of such periods as they think fit.	Interim dividends

123. Subject to any rights or restrictions attached to any shares or class of shares and except as otherwise permitted under the Act:	Apportionment of dividends

(a)	all dividends in respect of shares must be paid in proportion to the number of shares held by a member but where shares are partly paid all dividends must be apportioned and paid proportionately to the amounts paid or credited as paid on the partly paid shares; and

(b)	all dividends must be apportioned and paid proportionately to the amounts so paid or credited as paid during any portion or portions of the period in respect of which the dividend is paid.

For the purposes of this Article, an amount paid or credited as paid on a share in advance of a call is to be ignored.

124. No dividend shall be paid otherwise than out of profits available for distribution under the provisions of the Statutes.	Dividends payable out of profits

125. No dividend or other moneys payable on or in respect of a share shall bear interest as against the Company.	No interest on dividends

126. (A) The Directors may retain any dividend or other moneys payable on or in respect of a share on which the Company has a lien and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists.	Retention of dividends on shares subject to lien

(B)    The Directors may retain the dividends payable upon shares in respect of which any person is under the provisions as to the transmission of shares hereinbefore contained entitled to become a member, or which any person is under those provisions entitled to transfer, until such person shall become a member in respect of such shares or shall transfer the same.

Retention of dividends pending transmi ssion

127. The waiver in whole or in part of any dividend on any share by any document (whether or not under seal) shall be effective only if such document is signed by the shareholder (or the person entitled to the share in consequence of the death or bankruptcy of the holder) and delivered to the Company and if or to the extent that the same is accepted as such or acted upon by the Company.	Waiver of dividends

128. The payment by the Directors of any unclaimed dividends or other moneys payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof. All dividends and other moneys payable on or in respect of a share that are unclaimed after first becoming payable may be invested or otherwise made use of by the Directors for the benefit of the Company and any dividend or any such moneys unclaimed after a period of six years from the date they are first payable may be forfeited and if so shall revert to the Company but the Directors may at any time thereafter at their absolute discretion annul any such> forfeiture and pay the moneys so forfeited to the person entitled thereto prior to the forfeiture. If the Depository returns any such dividend or moneys to the Company, the relevant Depositor shall not have any right or claim in respect of such dividend or moneys against the Company if a period of six years has elapsed from the date such dividend or other moneys are first payable.	Unclaimed dividends or other moneys

129. The Company may upon the recommendation of the Directors by Ordinary Resolution direct payment of a dividend in whole or in part by the distribution of specific assets (and in particular of paid-up shares or debentures of any other company) and the Directors shall give effect to such resolution. Where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates, may fix the value for distribution of such specific assets or any part thereof, may determine that cash payments shall be made to any members upon the footing of the value so fixed in order to adjust the rights of all parties and may vest any such specific assets in trustees as may seem expedient to the Directors.	Payment of dividend in specie

130. (A) Whenever the Directors or the Company in General Meeting have resolved or proposed that a dividend (including an interim, final, special or other dividend) be paid or declared on shares of a particular class in the capital of the Company, the Directors may further resolve that members entitled to such dividend be entitled to elect to receive an allotment of shares of that class credited as fully paid in lieu of cash in respect of the whole or such part of the dividend as the Directors may think fit. In such case, the following provisions shall apply:	Scrip dividend scheme

(a)	the basis of any such allotment shall be determined by the Directors;

(b)	the Directors shall determine the manner in which members shall be entitled to elect to receive an allotment of shares of the relevant class credited as fully paid in lieu of cash in respect of the whole or such part of any dividend in respect of which the Directors shall have passed such a resolution as aforesaid, and the Directors may make such arrangements as to the giving of notice to members, providing for forms of election for completion by members (whether in respect of a particular dividend or dividends or generally), determining the procedure for making such elections or revoking the same and the place at which and the latest date and time by which any forms of election or other documents by which elections are made or revoked must be lodged, and otherwise make all such arrangements and do all such things, as the Directors consider necessary or expedient in connection with the provisions of this Article 130;

(c)	the right of election may be exercised in respect of the whole of that portion of the dividend in respect of which the right of election has been accorded provided that the Directors may determine, either generally or in any specific case, that such right shall be exercisable in respect of the whole or any part of that portion; and

(b)	the dividend (or that part of the dividend in respect of which a right of election has been accorded) shall not be payable in cash on the shares of the relevant class in respect whereof the share election has been duly exercised (the “elected shares”) and, in lieu and in satisfaction thereof, shares of the relevant class shall be allotted and credited as fully paid to the holders of the elected shares on the basis of allotment determined as aforesaid. For such purpose and notwithstanding the provisions of Article 135, the Directors shall capitalise and apply such amount standing to the credit of any of the Company’s reserve accounts as the Directors may determine and/or such other amount as may be permissible in law as may be required to pay up in full the appropriate number of shares of the relevant class for allotment and distribution to and among the holders of the elected shares on such basis.

(B)    The shares of the relevant class allotted pursuant to the provisions of Article 130(A) shall rank pari passu in all respects with the shares ofthat class then in issue save only as regards participation in the dividend which is the subject of the election referred to above (including the right to make the election referred to above) or any other distributions, bonuses or rights paid, made, declared or announced prior to or contemporaneous with the payment or declaration of the dividend which is the subject of the election referred to above, unless the Directors shall otherwise specify.

(C)    The Directors may, on any occasion when they resolve as provided in Article 130(A), determine that rights of election under that paragraph shall not be made available to the persons who are registered as holders of shares in the Register of Members or (as the case may be) in the Depository Register, or in respect of shares, the transfer of which is registered, after such date as the Directors may fix subject to such exceptions as the Directors think fit, and in such event the provisions of Article 130 shall be read and construed subject to such determination.

(D)    The Directors may, on any occasion when they resolve as provided in Article 130(A), further determine that:

(a)	no allotment of shares or rights of election for shares under Article 130(A) shall be made available or made to members whose registered addresses entered in the Register of Members or (as the case may be) the Depository Register is outside Singapore or to such other members or class of members as the Directors may in their sole discretion decide and in such event the only entitlement of the members aforesaid shall be to receive in cash the relevant dividend resolved or proposed to be paid or declared; and

(b)	no allotment of shares or rights of election for shares under Article 130(A) shall be made available or made to a person, or any persons, if such allotment or rights of election would in the opinion of the Directors cause such person, or such persons, to hold or control voting shares in excess of any shareholding or other limits which may from time to time be prescribed in any Statute, without the approval of the applicable regulatory or other authority as may be necessary.

(E)    Notwithstanding the foregoing provisions of this Article, if at any time after the Directors’ resolution to apply the provisions of Article 130(A) in relation to any dividend but prior to the allotment of shares pursuant thereto, the Directors shall consider that by reason of any event or circumstance (whether arising before or after such resolution) or by reason of any matter whatsoever it is no longer expedient or appropriate to implement that proposal, the Directors may at their discretion and as they deem fit in the interest of the Company and without assigning any reason therefor, cancel the proposed application of Article 130(A).

(F)    The Directors may do all acts and things considered necessary or expedient to give effect to the provisions of Article 130(A), with full power to make such provisions as they think fit in the case of shares of the relevant class becoming distributable in fractions (including, notwithstanding any provision to the contrary in these Articles, provisions whereby, in whole or in part, fractional entitlements are disregarded or rounded up or down).

131. Any dividend or other moneys payable in cash on or in respect of a share may be paid by cheque or warrant sent through the post to the registered address appearing in the Register of Members or (as the case may be) the Depository Register of a member or person entitled thereto (or, if two or more persons are registered in the Register of Members or (as the case may be) entered in the Depository Register as joint holders of the share or are entitled thereto in consequence of the death or bankruptcy of the holder, to any one of such persons) or to such person at such address as such member or person or persons may by writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to such person as the holder or joint holders or person or persons entitled to the share in consequence of the death or bankruptcy of the holder may direct and payment of the cheque or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such cheque or warrant shall be sent at the risk of the person entitled to the money represented thereby.	Dividends payable by cheque or warrant

132. Notwithstanding the provisions of Article 131 and the provisions of Article 134, the payment by the Company to the Depository of any dividend payable to a Depositor shall, to the extent of the payment made to the Depository, discharge the Company from any liability to the Depositor in respect of that payment.	Payment to Depository good discharge

133. If two or more persons are registered in the Register of Members or (as the case may be) the Depository Register as joint holders of any share, or are entitled jointly to a share in consequence of the death or bankruptcy of the holder, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable on or in respect of the share.	Payment of dividends to joint holders

134. Any resolution declaring a dividend on shares of any class, whether a resolution of the Company in General Meeting or a resolution of the Directors, may specify that the same shall be payable to the persons registered as the holders of such shares in the Register of Members or (as the case may be) the Depository Register at the close of business on a particular date and thereupon the dividend shall be payable to them in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of such dividend of transferors and transferees of any such shares.	Resolution declaring dividends

BONUS ISSUES AND CAPITALISATION OF

PROFITS AND RESERVES

135. (A) The Directors may, with the sanction of an Ordinary Resolution of the Company (including any Ordinary Resolution passed pursuant to Article 8(B)):	Power to issue free bonus shares and/or to capitalize reserves

(a)	issue bonus shares for which no consideration is payable to the Company to the persons registered as holders of shares in the Register of Members or (as the case may be) in the Depository Register at the close of business on:

(i)	the date of the Ordinary Resolution (or such other date as may be specified therein or determined as therein provided); or

(ii)	(in the case of an Ordinary Resolution passed pursuant to Article 8(B)) such other date as may be determined by the Directors,

in proportion to their then holdings of shares; and/or

(b)	capitalise any sum standing to the credit of any of the Company’s reserve accounts or other undistributable reserve or any sum standing to the credit of profit and loss account by appropriating such sum to the persons registered as holders of shares in the Register of Members or (as the case may be) in the Depository Register at the close of business on:

(i)	the date of the Ordinary Resolution (or such other date as may be specified therein or determined as therein provided); or

(ii)	(in the case of an Ordinary Resolution passed pursuant to Article 8(B)) such other date as may be determined by the Directors,

in proportion to their then holdings of shares and applying such sum on their behalf in paying up in full new shares (or, subject to any special rights previously conferred on any shares or class of shares for the time being issued, new shares of any other class not being redeemable shares) for allotment and distribution credited as fully paid up to and amongst them as bonus shares in the proportion aforesaid.

(B)    The Directors may do all acts and things considered necessary or expedient to give effect to any such bonus issue and/or capitalisation under Article 135(A), with full power to the Directors to make such provisions as they think fit for any fractional entitlements which would arise on the basis aforesaid (including provisions whereby fractional entitlements are disregarded or the benefit thereof accrues to the Company rather than to the members concerned). The Directors may authorise any person to enter on behalf of all the members interested into an agreement with the Company providing for any such bonus issue or capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

Power of Directors to give effect to bonus issues and capitalisations

136. In addition and without prejudice to the powers provided for by Article 135, the Directors shall have power to issue shares for which no consideration is payable and/or to capitalise any undivided profits or other moneys of the Company not required for the payment or provision of any dividend on any shares entitled to cumulative or non-cumulative preferential dividends (including profits or other moneys carried and standing to any reserve or reserves) and to apply such profits or other moneys in paying up in full new shares, in each case on terms that such shares shall, upon issue, be held by or for the benefit of participants of any share incentive or option scheme or plan implemented by the Company and approved by shareholders in General Meeting and on such terms as the Directors shall think fit.	Power to issue free shares and/or to capitalize reserves for employee sharebased incentive plans

ACCOUNTS

137. Accounting records sufficient to show and explain the Company’s transactions and otherwise complying with the Statutes shall be kept at the Office, or at such other place as the Directors think fit. No member of the Company or other person shall have any right of inspecting any account or book or document of the Company except as conferred by statute or ordered by a court of competent jurisdiction or authorised by the Directors.	Accounting records

138. In accordance with the provisions of the Act, the Directors shall cause to be prepared and to be laid before the Company in General Meeting such profit and loss accounts, balance sheets, group accounts (if any) and reports as may be necessary. The interval between the close of a financial year of the Company and the date of the Company’s Annual General Meeting shall not exceed four months (or such other period as may be permitted by the Act).	Presentation of accounts Appendix 2.2 Paragraph 10

139. A copy of every balance sheet and profit and loss account which is to be laid before a General Meeting of the Company (including every document required by law to be comprised therein or attached or annexed thereto) shall not less than 14 days before the date of the meeting be sent to every member of, and every holder of debentures of, the Company and to every other person who is entitled to receive notices of meetings from the Company under the provisions of the Statutes or of these Articles; Provided that this Article shall not require a copy of these documents to be sent to more than one or any joint holders or to any person of whose address the Company is not aware, but any member or holder of debentures to whom a copy of these documents has not been sent shall be entitled to receive a copy free of charge on application at the Office.	Copies of accounts

AUDITORS

140. Subject to the provisions of the Statutes, all acts done by any person acting as an Auditor shall, as regards all persons dealing in good faith with the Company, be valid, notwithstanding that there was some defect in his appointment or that he was at the time of his appointment not qualified for appointment or subsequently became disqualified.	Validity of acts of Auditors

141. An Auditor shall be entitled to attend any General Meeting and to receive all notices of and other communications relating to any General Meeting which any member is entitled to receive and to be heard at any General Meeting on any part of the business of the meeting which concerns him as Auditor.	Auditors entitled to attend general meetings

NOTICES

142. (A) Any notice or document (including a share certificate) may be served on or delivered to any member by the Company either personally or by sending it through the post in a prepaid cover addressed to such member at his registered address appearing in the Register of Members or (as the case may be) the Depository Register, or (if he has no registered address within Singapore) to the address, if any, within Singapore supplied by him to the Company or (as the case may be) supplied by him to the Depository as his address for the service of notices, or by delivering it to such address as aforesaid. Where a notice or other document is served or sent by post, service or delivery shall be deemed to be effected at the time when the cover containing the same is posted and in proving such service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.	Service of notices

(B)    Without prejudice to the provisions of Article 142(A), any notice or document (including, without limitations, any accounts, balance-sheet or report) which is required or permitted to be given, sent or served under the Act or under these Articles by the Company, or by the Directors, to a member or an officer or Auditor of the Company may be given, sent or served using electronic communications to the current address of that person in accordance with the provisions of, or as otherwise provided by, the Statutes and/or any other applicable regulations or procedures. Such notice or document shall be deemed to have been duly given, sent or served upon transmission of the electronic communication to the current address of such person or as otherwise provided under the Statutes and/or any other applicable regulations or procedures.

Electronic communications

143. Any notice given to that one of the joint holders of a share whose name stands first in the Register of Members or (as the case may be) the Depository Register in respect of the share shall be sufficient notice to all the joint holders in their capacity as such. For such purpose a joint holder having no registered address in Singapore and not having supplied an address within Singapore for the service of notices shall be disregarded.	Service of notices in respect of joint holders

144. A person entitled to a share in consequence of the death or bankruptcy of a member upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share, and upon supplying also to the Company or (as the case may be) the Depository an address within Singapore for the service of notices, shall be entitled to have served upon or delivered to him at such address any notice or document to which the member but for his death or bankruptcy would have been entitled, and such service or delivery shall for all purposes be deemed a sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share. Save as aforesaid any notice or document delivered or sent by post to or left at the address of any member or given, sent or served to any member using electronic communications in pursuance of these Articles shall, notwithstanding that such member be then dead or bankrupt or in liquidation, and whether or not the Company shall have notice of his death or bankruptcy or liquidation, be deemed to have been duly served or delivered in respect of any share registered in the name of such member in the Register of Members or, where such member is a Depositor, entered against his name in the Depository Register as sole or first-named joint holder.	Service of notices after death, bankruptcy, etc.

145. A member who (having no registered address within Singapore) has not supplied to the Company or (as the case may be) the Depository an address within Singapore for the service of notices shall not be entitled to receive notices or other documents from the Company.	No notice to members with no registered address in Singapore

WINDING UP

146. The Directors shall have power in the name and on behalf of the Company to present a petition to the court for the Company to be wound up.	Power to present winding up petition

147. If the Company shall be wound up (whether the liquidation is voluntary, under supervision, or by the court) the Liquidator may, with the authority of a Special Resolution, divide among the members in specie or kind the whole or any part of the assets of the Company and whether or not the assets shall consist of property of one kind or shall consist of properties of different kinds, and may for such purpose set such value as he deems fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the members of different classes of members. The Liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of members as the Liquidator with the like authority shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no contributory shall be compelled to accept any shares or other property in respect of which there is a liability.	Distribution of assets in specie Appendix 2.2 Paragraph 11

148. In the event of a winding up of the Company every member of the Company who is not for the time being in the Republic of Singapore shall be bound, within 14 days after the passing of an effective resolution to wind up the Company voluntarily, or within the like period after the making of an order for the winding up of the Company, to serve notice in writing on the Company appointing some householder in the Republic of Singapore upon whom all summonses, notices, processes, orders and judgments in relation to or under the winding up of the Company may be served, and in default of such nomination the liquidator of the Company shall be at liberty on behalf of such member to appoint some such person, and service upon any such appointee shall be deemed to be a good personal service on such member for all purposes, and where the liquidator makes any such appointment he shall, with all convenient speed, give notice thereof to such member by advertisement in any leading daily newspaper in the English language in circulation in Singapore or by a registered letter sent through the post and addressed to such member at his address as appearing in the Register of Members or (as the case may be) the Depository Register, and such notice shall be deemed to be served on the day following that on which the advertisement appears or the letter is posted.	Member outside Singapore

INDEMNITY

149. Subject to the provisions of and so far as may be permitted by the Statutes, every Director, Auditor, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the court. Without prejudice to the generality of the foregoing, no Director, Manager, Secretary or other officer of the Company shall be liable for the acts, receipts, neglects or defaults of any other Director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Directors for or on behalf of the Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of his office or in relation thereto unless the same shall happen through his own negligence, wilful default, breach of duty or breach of trust.	Indemnity

SECRECY

150. No member shall be entitled to require discovery of or any information respecting any detail of the Company’s trade or any matter which may be in the nature of a trade secret, mystery of trade or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interest of the members of the Company to communicate to the public save as may be authorised by law or required by the listing rules of the Singapore Exchange Securities Trading Limited.	Secrecy

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